Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 5, 2009
Date of Report (Date of earliest event reported)

Freestone Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28753	33-0880427
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2000 E. Lamar Blvd. Ste. 600 Arlington, TX 76006
(Address of Principal Executive Offices)

817-303-2173
(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

Item 5.02 Appointment of Chief Executive Officer and President

     On January 5, 2009, Lloyd Lane and Tom Bonner resigned as Officers of Freestone Resources, Inc (“FSNR”).  The Board of Directors appointed Mr. Michael Doran as its Chief Executive Officer and appointed Mr. Clayton D. Carter as its President.

Michael Doran, age 28, is a graduate from Southern Methodist University with a degree in Financial Consulting. Mr. Doran has recently relocated to Dallas, Texas from San Diego, California where he was instrumental in raising capital for numerous startup companies including multiple hedge funds, as well as various Internet based companies. Mr. Doran has also had extensive experience as a wealth manager where he worked with numerous high net worth individuals and companies. Mr. Doran plans to use this network and experience in order to aid in the multidimensional growth of Freestone as a chemical distribution and oil production company. The current Freestone team is excited about the addition of Mr. Doran and his long-term plans for company growth.

Mr. Carter, age 23, received his Bachelor of Arts in Integrated Marketing and Communications from Pepperdine University. With his extensive knowledge of the public markets and investment-based finance, Mr. Carter has raised the capital to develop multiple Internet based startups. This is knowledge that he will now apply to oil and gas specific investments as an integral member of the Freestone Resources team. Mr. Carter will serve as the company’s president, and assist in marketing and public relations operations.

Mr. Doran and Mr. Carter will be eligible to participate in all applicable corporate benefit programs including medical insurance plans, stock option plans, group life and disability plans.

Mr. Doran and Mr. Carter do not have any family relationship with any director, executive officer, or person  nominated  or chosen by our Board of  Directors to become executive officers. There are no transactions in which Mr. Doran and Mr. Carter have an interest requiring disclosure pursuant to Item 404(a) of Regulation S-B promulgated under the Securities Exchange Act of 1934, as amended, since the beginning of FSNR’s last fiscal year or currently proposed transaction, other than as described above, between FSNR and Mr. Doran and Mr. Carter.

SIGNATURE

Pursuant to the requirements of the Securities  Exchange Act of 1934, the  Registrant  has duly  caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

Date: January 5, 2009	By: /s/ JAMES CARROLL
James Carroll
Chief Financial Officer